Exhibit 99.1

Kelly Services® Names Thirot Senior Vice President

and Chief Financial Officer

TROY, Mich. (December 22, 2015) – Kelly Services (Nasdaq: KELYA, KELYB), a global leader in providing workforce solutions, today announced the appointment of Olivier Thirot as senior vice president and chief financial officer, from acting CFO, effective January 1, 2016.

“Olivier possesses a strong global financial background that has been invaluable as Kelly has aggressively implemented key growth strategies,” said Carl Camden, president and chief executive officer, Kelly Services. “His thorough understanding of the challenges facing our industry – and the economy – continues to advance Kelly in achieving our strategic objectives.”

Mr. Thirot has more than 25 years of extensive financial and accounting experience, having managed several key finance functions at Bacardi Ltd. and L. Raphael, a start-up company based in Geneva, where he served as chief financial officer. Prior to being named acting CFO of Kelly Services, he was senior vice president, corporate controller and chief accounting officer, responsible for the finance functions in Kelly’s EMEA and APAC regions. He joined the Company in 2008.

About Kelly Services

As a global leader in providing workforce solutions, Kelly Services, Inc. (Nasdaq: KELYA, KELYB) and its subsidiaries, offer a comprehensive array of outsourcing and consulting services as well as world-class staffing on a temporary, temporary-to-hire, and direct-hire basis.

-more-

Page Two

Kelly® has a role in managing employment opportunities for more than one million workers around the globe by employing 550,000 of these individuals directly with the remaining workers engaged through its talent supply chain network of supplier partners. Revenue in 2014 was $5.6 billion. Visit kellyservices.com and connect with us on Facebook, LinkedIn, & Twitter.

#    #    #    #

ANALYST CONTACT:	MEDIA CONTACT:
James Polehna	Jane Stehney
(248) 244-4586	(248) 244-5370
james_polehna@kellyservices.com	jane_stehney@kellyservices.com